Exhibit 10.1
SUBLEASE
     THIS SUBLEASE (“Sublease”) is entered into as of December 11, 2007 by and between Avnet, Inc., a New York corporation with its principal offices at 2211 South 47th Street, Phoenix, AZ 85034 (“Sublessor”) and Santarus, Inc., a Delaware corporation with its principal offices at 10590 West Ocean Air Drive, Suite 200, San Diego, CA 92130 (“Sublessee”).
RECITALS
     A. By Lease Agreement dated September 23, 2002 (the “Prime Lease”), Kilroy Realty, L.P. (“Landlord”) leased to Memec, LLC (“Memec”) certain premises at 3721 Valley Centre Drive, San Diego, CA 92130 (the “Building”).
     B. Sublessor is successor by merger to Memec.
     C. Sublessor desires to sublease to Sublessee and Sublessee desires to hire from Sublessor the entire rentable area on the 4th floor consisting of approximately 24,523 rentable square feet of space and designated as Suite 400 as depicted on the Plan attached to and forming a part of this Sublease as Exhibit A (the “Sublet Premises”).
     NOW, THEREFORE, in consideration of the mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublessor and Sublessee mutually agree as follows:
     1. Sublease, Use and Term. Sublessor hereby subleases to Sublessee and Sublessee hereby hires from Sublessor the Sublet Premises together with the fixtures and improvements thereon and, subject to the conditions and limitations set forth in the Prime Lease and this Sublease the non-exclusive right to use in common with others entitled thereto the break-room and shower-room located on the first floor of the Building as depicted on Exhibit E hereof and the Common Areas for the term, at the rentals and upon the terms and conditions set forth in this Sublease. The Sublet Premises shall be used only for general business offices and uses related thereto and permitted under the Prime Lease. The term of this Sublease shall commence on April 1, 2008 (the “Commencement Date”) and shall expire on February 27, 2013, unless sooner terminated in accordance with the provisions hereof; provided, however, that the Commencement Date shall be subject to extension as provided in Section 2 below.
     2. Delivery of Premises and Sublessee Improvements.
(a) Sublessor shall deliver the Sublet Premises on the Early Possession Date in “broom swept” condition and free of any occupants and their personal property (including, but not limited to, all of Sublessor’s furniture located in the Sublet Premises) and otherwise in substantially similar condition to the condition of the Sublet Premises as of the date hereof. Sublessee acknowledges that it has inspected the Sublet Premises and the fixtures, equipment and improvements thereon, and is fully acquainted with their condition as of the date hereof, and except for Sublessor’s obligations in this Section 2(a) of this Sublease, Sublessee shall accept possession of the Sublet Premises in “as is” condition on the on the Early Possession Date, ordinary wear and tear excepted. Sublessor shall have no other obligation to perform any installations, renovations, alterations, or improvements in or to the Sublet Premises except as set forth in this Section 2(a) of this Sublease. In the event Sublessor shall not deliver possession of the Sublet Premises in the condition required by this Section 2(a), Sublessee shall give written notice specifying the nature and extent of such nonconformance within five (5) days of the Early Possession Date (as defined below) and any other nonconformance shall be deemed to be waived. Sublessor shall promptly correct any such nonconformance, provided however that if such nonconformance results from material damage in or to the Sublet Premises prior to the Early Possession Date, Sublessor may elect to terminate this Sublease by giving written notice of termination to Sublessee within five (5) days from receipt of Sublessee’s written notice of nonconformance. Promptly following delivery of Sublessor’s notice, Sublessor shall return any payments made by Sublessee hereunder and any letter of credit given by Sublessee hereunder.
(b) Sublessee, at its expense, shall perform all improvements desired or required for its use and occupancy of the Sublet Premises in accordance with plans and specifications approved by Sublessor, which approval shall not be unreasonably withheld, delayed or conditioned by Sublessor, and if required under the Prime Lease, approved by Landlord. Sublessor shall allow Sublessee an allowance in the form of an abatement of Base Rent in an amount not to exceed in aggregate the Base Rent for the first eight (8) months of the term of this Sublease, which is equal to $559,124.40 (the “Abatement Allowance”). The Abatement Allowance shall be applied solely against the cost and expense incurred by Sublessee for demolition, construction, alteration, improvement and other work, fixtures, equipment and materials (including cabling, phone and security systems, signage, painting and re-carpeting), and any associated out of pocket architect, construction management, design consultant and engineering fees, plan check and permitting fees, and the contractor’s general conditions and profit, incurred in connection therewith, as generally set forth in the Preliminary Budget dated October 10, 2007 attached hereto as Exhibit G (collectively “Sublessee Work”). In the event that the cost and expense of Sublessee Work shall exceed the amount of the Abatement Allowance, Sublessee shall be entirely responsible for such excess. If Sublessee does not use all or any part of the Abatement Allowance for the purposes stated herein, then the Abatement Allowance shall be reduced accordingly. Provided that Sublessee is not then in default of any of the material terms, provisions or conditions of this Sublease beyond any applicable cure period, the Abatement Allowance shall be credited to Sublessee in monthly installments equal to the amount of the Base Rent payable for each month (and any partial month) of the Sublease Term following the Commencement Date until such Abatement Allowance is fully-expended (or such portion thereof as equals the lesser cost of the Sublessee Work is expended). Within thirty (30) days following completion of the Sublessee Work, Sublessee shall deliver to Sublessor a written request for abatement (each called a “Abatement Application”), which shall be accompanied by: (1) reasonable evidence that the Sublessee Work has been fully paid for by Sublessee, (2) a certificate signed by Sublessee’s architect, if any, or an officer of Sublessee certifying that the Sublessee Work is completed, (3) lien waivers (in form reasonably satisfactory to Sublessor) from contractors, subcontractors and all materialmen who shall have performed any of the Sublessee Work, releasing Sublessee and the Sublet Premises from liability for the same, and (4) “as-built” plans showing changes to existing conditions resulting from the Sublessee Work, and all building department sign-offs, inspection certificates and any permits required to be issued by any governmental entities having jurisdiction (including, but not limited to, a copy of a new/updated certificate of occupancy for the Sublet Premises (if required by state and local building laws)). The Sublessee Work is subject to Landlord’s and Sublessor’s approval; provided that Sublessor acknowledges its approval of the space plan for the Sublet Premises attached hereto as Exhibit A, and agrees that Landlord’s consent to this Sublease shall include approval of the Sublessee Work. Sublessor’s approval of any modifications to the design of the Sublet Premises set forth on Exhibit A after the date of this Sublease shall not be unreasonably withheld, delayed or conditioned. The Abatement Allowance is being given for the benefit of Sublessee only. No third party shall be permitted to make any claims against Sublessor or Sublessee with respect to any portion of the Abatement Allowance.
(c) Notwithstanding any provision of this Section 2 to the contrary, Sublessor shall deliver possession of the Sublet Premises for performance of Sublessee’s Work three (3) business days after the date Sublessor delivers to Sublessee the written consent of Landlord pursuant to Section 18 of this Sublease (the “Early Possession Date”); provided, however, that Sublessor agrees to use diligent and commercially reasonable efforts to obtain Landlord’s written consent prior to December 15, 2007, and agrees that if the Early Possession Date does not occur on or before January 1, 2008 for any reason other than a failure by Sublessee to reasonably cooperate with Sublessor’s efforts to obtain such consent by such date, then the Commencement Date shall be delayed by one day for each day that the Early Possession Date is delayed beyond January 1, 2008; further provided, however, that if, notwithstanding Sublessor’s commercially reasonable and diligent efforts to obtain such consent, the Early Possession Date does not occur by February 1, 2008, either party may terminate this Sublease by giving written notice of termination to the other no later than February 10, 2008. Promptly following delivery of such notice, Sublessor shall return any payments made by Sublessee hereunder and any letter of credit provided by Sublessee hereunder. Sublessee’s access to the Sublet Premises and performance of Sublessee’s Work prior to the Commencement Date shall be subject to and in accordance with all of the terms and conditions of this Sublease, including the obligation to provide certificates of insurance required pursuant to this Sublease, except that Sublessee shall have no liability for Base Rent prior to the Commencement Date or for Additional Rent prior to the Commencement Date except to the extent that Additional Rent arises solely from Sublessee’s possession or use of the Sublet Premises.

     3. Rent.
     (a) Sublessee shall pay to Sublessor as base rent (“Base Rent”) the following:
$838,686.60 payable $69,890.55 per month from April 1, 2008 to March 31, 2009*
$868.040.63 payable $72,336.72 per month from April 1, 2009 to March 31, 2010
$898,422.05 payable $74,868.50 per month from April 1, 2010 to March 31, 2011
$929,866.82 payable $77,488.90 per month from April 1, 2011 to March 31, 2012
$882, 211.11 payable $80,201.01 per month from April 1, 2012 to February 27, 2013
     *Base Rent shall be subject to abatement from the Commencement Date until the Abatement Allowance (or such portion thereof to which Sublessee is entitled) is fully expended in accordance with Section 2(b) of this Sublease.
     Sublessee shall pay Base Rent in advance on the first day of each month of the term, except that Sublessee shall pay the first monthly installment of Base Rent payable hereunder prior to taking possession of the Sublet Premises following the Early Possession Date.
     (b) Sublessee shall pay to Sublessor as additional rent (“Additional Rent”) all other sums payable under this Sublease.
     (c) Sublessee shall pay Base Rent and Additional Rent (collectively “Rent”) in lawful money of the United States by good check or draft drawn to the direct order of Sublessor at the address of Sublessor herein or to such other party or such other address as Sublessor shall designate, without notice or demand and without any deduction, set-off, abatement (except for any abatements expressly provided herein) or offset whatsoever. If this Sublease shall commence on a day other than the first day of a calendar month, or if this Sublease shall expire or terminate on a day other than the last day of a calendar month, then Rent payable for such fractional month shall be prorated on a daily basis based upon a thirty (30) day calendar month. Additional Rent shall be paid as and when specified in this Sublease; if not specified in this Sublease Additional Rent shall be paid within twenty (20) days from receipt of Sublessor’s invoice.
     4. Additional Rent. . For the purposes of this Sublease: the rentable area of the Sublet Premises shall mean 24,523 square feet, which is the agreed rentable square foot area of the Sublet Premises; and the rentable area of the Building shall mean 114,782 square feet, which is the agreed rentable square foot area of the Building; and “Sublessee’s Share” shall be deemed to mean 21.37%, which is the agreed percentage obtained by dividing 24,523 by 114,782. In the event that the rentable square foot area leased by Sublessor under the Prime Lease shall be increased or decreased during the term of this Sublease, Sublessee’s Share shall be recalculated in accordance with ANSI Z65.1-1996, as promulgated by the Building Owners and Managers Association. Sublessee shall pay as Additional Rent Sublessee’s Share of:
     (a) any increases in charges incurred by Sublessor pursuant to Article 4 of the Prime Lease over sums incurred by Sublessor pursuant to Article 4 of the Prime Lease for the calendar year ending December 31, 2008 (the “Base Year” for purposes of this Sublease); and further provided that the “gross up” provisions of Section 4.2 of the Prime Lease shall be limited to Landlord’s gross up of Project and Building Operating Expenses under the Prime Lease and shall not require Sublessee to pay more that the Sublessee’s Share of such Operating Expenses payable by Sublessor if the Building is not fully sublet or occupied at any time during the Sublease Term; and
     (b) any increases in charges incurred by Sublessor pursuant to provisions of the Prime Lease other than Article 3 or 4 of the Prime Lease (less any applicable credits), provided however that Sublessee shall pay 100% of all charges payable for electricity and other utilities supplied to the Sublet Premises; 100% of all charges for services supplied to the Sublet Premises (except as otherwise set forth in this Sublease) and 100% of all such charges resulting from Sublessee’s violation of any provision of this Sublease; and
     (c) If applicable in the jurisdiction where the Sublet Premises are situated, Sublessee shall pay and be liable for all rental, sales, use and other similar taxes, if any, (excluding income taxes of Sublessor) levied or imposed by any governmental or municipal authority having authority on payments by Sublessee pursuant to this Sublease. If any applicable taxing authority requires payment of such taxes as a component of taxes payable by Sublessor to such taxing authority, Sublessor shall notify Sublessee of such requirement and Sublessee shall thereafter make such payments to Sublessor concurrently with the payment of the Rent upon which the tax is based as set forth above.

     (d) Sublessor shall provide Sublessee with copies of all documentation received by Sublessor from Landlord in support of the Base Year charges and calculations of Additional Rent payable by Sublessee under this Sublease. At Sublessee’s written request, Sublessor shall exercise its rights pursuant to Section 4.6 of the Prime Lease to (a) request documentation evidencing the accuracy of Landlord’s calculations of Additional Rent, and (b) dispute such calculations and seek to have them adjusted, provided that Sublessee shall pay Sublessor for any and all out of pocket expenses (including the reasonable accountants and attorneys fees) incurred by Sublessor in connection with such dispute.
     5. Repairs and Maintenance. Sublessor shall not be responsible for injury, loss or damage resulting from acts or omissions of third parties performing repairs or maintenance or for injury, loss or damage resulting from the condition of the Sublet Premises or the lands and buildings of which the Sublet Premises are a part or the fixtures or improvements therein, except where such loss or damage arises from the negligence or willful misconduct of Sublessor, its agents, employees, contractors and/or subcontractors.
     6. Utilities and Services.
     (a) Sublessee shall pay for electricity provided to the Sublet Premises and to mechanical equipment serving the Sublet Premises based on usage shown on such sub-meter(s). Sublessor shall invoice Sublessee for its use of electricity on a monthly basis showing in reasonable detail the computation of charges for the prior month for electricity together with copies of applicable bills received by Sublessor from the utility providing electricity and Sublessee shall pay Sublessor or its designee for Sublessee’s use of electricity at rates no greater than the rates that Sublessee would have paid if metered directly to the utility providing electricity to the Building.
     (b) Notwithstanding any provision of this Sublease to the contrary, cleaning and janitorial service to the Sublet Premises shall be provided by Landlord in accordance with the Cleaning Specifications attached to the Prime Lease as Exhibit J thereto.
     (c) Sublessor agrees to provide at Sublessor’s expense (except for reimbursement of charges for issuance of access cards and except to the extent that such charges are payable by Sublessee pursuant to Section 4 of this Sublease) the security equipment and related services specified in Exhibit D hereto. Sublessee hereby acknowledges that such equipment is operated and/or monitored by a recognized third party service provider and that Sublessor’s sole responsibility shall be to continue to engage a recognized third party service provider to operate and/or monitor such equipment. Subject to the foregoing, Sublessor shall not be responsible for providing security and shall not be responsible for the failure of any security equipment and/or monitoring service. Sublessee hereby assumes all responsibility for the protection of Sublessee, its employees, agents, invitees and property from acts of third parties. Sublessee shall give Sublessor prompt written notice of the failure of any security equipment or monitoring service provided hereunder upon Sublessee obtaining actual knowledge of such failure.
     7. Casualty Loss; Condemnation. This Sublease and Sublessee’s rights hereunder shall be subject to the exercise by Landlord or any third party entitled thereto of any rights granted pursuant to the Prime Lease or by law, including the right to terminate the Prime Lease or this Sublease in the event of any taking by eminent domain or condemnation or any casualty loss or damage. In the event of any taking by eminent domain or condemnation or any casualty loss or damage to the Sublet Premises, Sublessee agrees to be subject to any action taken to terminate the Prime Lease by Sublessor pursuant to the terms of the Prime Lease.
     8. Holding Over. If Sublessee or any party claiming by, through or under Sublessee holds over in the Sublet Premises after expiration or termination of this Sublease, Sublessor may exercise any and all remedies available to it at law or in equity to recover possession of the Sublet Premises, and to recover damages, including without limitation, all amounts payable by Sublessor to Landlord by reason of such holdover. For any month or partial month that Sublessee or any party claiming by, through or under Sublessee remains in the occupancy of the Sublet Premises after the expiration or termination of this Sublease, such occupancy shall at Sublessor’s option be construed as tenancy from month to month only at a monthly Rental equal to the greater of (a) one and one-half (1-1/2) times the Rent and Additional Rent payable for the month prior to expiration or termination of this Sublease; or (b) the Rent and Additional Rent and other amounts payable by Sublessor to Landlord by reason of such holding over. The foregoing shall not be construed as Sublessor’s permission for Sublessee to hold over and the acceptance by Sublessor of any lesser sum shall be construed as payment on account and not in satisfaction of damages for such holding over. Notwithstanding the foregoing terms of surrender, Sublessee is not prohibited by Sublessor from entering into a separate direct agreement with Prime Landlord for the extension of Sublessee’s occupancy in the

Sublet Premises beyond the expiration or earlier termination of this Sublease, either as a direct lease or a month-to-month holdover agreement (a “Direct Occupancy Agreement”), and in the event that Sublessee and Landlord enter into a Direct Occupancy Agreement for the Sublet Premises, then provided that (y) a copy of the Direct Agreement is provided to Sublessor, and (z) Prime Landlord agrees in writing, for the express benefit of, and in form and substance reasonably acceptable to, Sublessor, that (i) terminates the Prime Lease with respect to the Sublet Premises as of the date of the expiration or earlier termination of this Sublease, and (ii) releases Sublessor from any and all liability and obligation under the Prime Lease (1) for the Sublessee’s failure to vacate the Sublet Premises, (2) for the condition of the Sublet Premises upon their surrender by Sublessee, and (3) from any and all claims relating to the Sublet Premises arising after the date of expiration or earlier termination of this Sublease, then Sublessor agrees to waive any renewal or extension rights under the Prime Lease with respect to the Sublet Premises, and this Sublease shall be deemed terminated as of the commencement of such Direct Occupancy Agreement notwithstanding Sublessee’s failure to surrender the Sublet Premises as otherwise required by this Sublease. The provisions of this Section 8 are intended to be binding on Sublessor and Sublessee (and their successors and assigns) only, and in consenting to this Sublease, Prime Landlord is not obligated in any way to provide Sublessee with a Direct Occupancy Agreement, and it shall be within Prime Landlord’s sole and absolute discretion to grant or reject any request by Sublessee for such an agreement.
     9.  Default by Sublessee; Remedies of Sublessor. Sublessee shall be in default under this Sublease: (i) if Sublessee shall fail to pay Rent or Additional Rent or other amounts as and when same shall be due hereunder and such failure shall continue for five (5) business days after receipt of written notice of such failure; or (ii) if Sublessee shall fail to comply with any provision of this Sublease and shall not cure such failure within thirty (30) days after receipt of written notice thereof, provided however that if the nature of Sublessee’s obligation requires more than thirty (30) days for compliance and Sublessor shall not be in default under the Prime Lease by reason thereof, Sublessee shall not be in default if Sublessee commences to cure such default within such thirty (30) days and thereafter diligently prosecutes same to completion; or (iii) if any act or omission by Sublessee shall constitute a default under the Prime Lease and Sublessee shall not cure such default or threatened default within one half of the time period allowed to cure such default under the Prime Lease. If Sublessee shall be in default under this Sublease, Sublessor shall have the right, without further notice to Sublessee, to (a) invoke any of the remedies permitted under the Prime Lease; or (b) invoke any other remedies permitted by law or in equity by reason of such default, including the right of injunction. Notwithstanding the foregoing, if Sublessee receives notice of Landlord’s election to exercise its right to terminate the Prime Lease as a result of an Event of Default by Sublessor under the Prime Lease (including, without limitation, Sublessee’s receipt of a 3-day notice to pay rent or quit, as required under California law), and such default is capable of cure by the payment of money, then Sublessee shall have the right, but not the obligation, to cure such a monetary default by Sublessor under the Prime Lease if necessary to prevent a termination of this Sublease, and the amount paid to cure such default shall be reimbursed by Sublessor within ten (10) business days following delivery of written notice from Sublessee, including confirmation from Landlord that the default was effectively cured by such payment; provided, however, that Sublessee shall have no right to recover from Sublessor those amounts paid by Sublessee in curing any monetary default by Sublessor under the Prime Lease until either (y) Sublessor agrees in writing with Sublessee that such a monetary default under the Prime Lease existed and the amount paid by Sublessee on behalf of Sublessor was indeed due and unpaid by Sublessor, or (z) Sublessee obtains the judgment of a court of competent jurisdiction (or other adjudicative body mutually agreed to by Sublessor and Sublessee) reaching such conclusion (provided that in the event of a filing by or against Sublessor of any proceeding under bankruptcy or insolvency laws, which results in the stay of any such action, the amounts previously paid by Sublessee shall be deemed due and payable by Sublessor). For the purposes of Sublessee’s cure rights under this Section 9, the failure by Sublessor to maintain the insurance required by the Prime Lease shall be deemed to be a monetary default. Any amount due from Sublessor to Sublessee under this Section 9 shall be subject to the limitations of Section 10(c) below, and if such amount is not reimbursed to Sublessee within twenty (20) days after the date due and payable as provided above shall be subject to Sublessee’s right to offset such amount against Sublessee’s Rent obligations accruing under this Sublease after the expiration of such 20-day period.
     10. Prime Lease.
     (a) This Sublease shall be subject and subordinate to the terms, covenants and conditions of the Prime Lease. Except as otherwise set forth herein, Sublessee agrees to fully and faithfully perform all of the obligations of Sublessor as tenant under the Prime Lease, and abide by and observe all the terms, conditions, restrictions and limitations imposed on Sublessor as tenant by the Prime Lease, with respect to the Sublet Premises, and not to do anything which would constitute a default under the Prime Lease or omit to do anything which would result in a violation of the terms, covenants and conditions of the Prime Lease.

     (b) The terms, covenants and conditions of the Prime Lease are hereby incorporated herein by reference with the same force and effect as if fully set forth in this Sublease, except that:
     (i) any reference in the Prime Lease to “Landlord” or “Tenant” shall mean the Sublessor or Sublessee, respectively; any reference in the Prime Lease to “Premises” shall mean the Sublet Premises; any reference in the Prime Lease to “Tenant’s Share” shall mean the Sublessee’s Share; any reference in the Prime Lease to the “term” shall mean the term of this Sublease; any reference in the Prime Lease to quantities applicable to the Building shall be adjusted to reflect Sublessee’s Share;
     (ii) Sublessor shall have no responsibility for any representations, warranties, covenants or agreements of Landlord or for performance of any obligations of Landlord or for any failure of Landlord to perform any of Landlord’s obligations or for any act or omission of Landlord;
     (iii) the following portions of the Prime Lease shall not be incorporated in this Sublease: all Sections of the “Summary of Basic Lease Information”, Sections 1.3, 1.4, 2, 4, 16, 21 (except 21.2.5), 23.4, 29.13 (except for the last sentence thereof), 29.18, 29.24, 29.37 and 29.39 of the Prime Lease and Exhibits A, B, C, G, I, J and K; provided, however, that the applicable terms and conditions of Article 4 of the Prime Lease are incorporated herein as reference with respect to Sublessee’s pass-through payment obligations and the limitations on such amounts payable by Sublessee as additional rent under Section 4 of this Sublease, the documentation of which Sublessee is entitled to receive under Section 4(d) above, and Sublessee’s rights pursuant to Section 4(d) above to enforce Sublessor’s rights under Section 4.6 of the Prime Lease;
     (iv) any obligation of Landlord to provide a Non-disturbance Agreement shall be satisfied by any non-disturbance agreement reasonably acceptable to Sublessor;
     (v) any obligation of Landlord to provide construction, alterations or improvements shall not apply to this Sublease;
     (vi) if the Prime Lease provides Sublessor with any exclusive rights and/or any rights to renew, or terminate, or rights of first refusal or rights to increase, or decrease the size of the Sublet Premises, or elect to lease other premises, any such right shall be deemed personal to Sublessor and expressly reserved to Sublessor and shall not be incorporated in this Sublease; provided, however, that Sublessor’s renewal rights with respect to the Sublet Premises only shall be subject to the rights of Sublessee under Section 8 above with respect to Sublessee’s right to seek a Direct Occupancy Agreement with Landlord;
     (vii) if a conflict between provisions of this Sublease and provisions of the Prime Lease would permit Sublessee to do or cause to be done any act or thing to be done prohibited by the Prime Lease, then the provisions of the Prime Lease shall prevail;
     (viii) except as otherwise provided in this Sublease, any provision of the Prime Lease that Landlord’s consent shall not be unreasonably withheld shall not apply to Sublessor’s consent hereunder, which consent shall be given or not given by Sublessor in its sole judgment in the event that (a) Landlord shall not have given its consent under the Prime Lease or (b) the giving of such consent by Sublessor would subject Sublessor to additional liabilities, costs or expenses as a result thereof;
     (ix) if any act or omission by Sublessee shall constitute a default under the Prime Lease, the time period for Sublessee to cure such default hereunder shall be deemed to be one-half of the time period to cure such default under the Prime Lease (except that no such period shall be less than three (3) days;
     (x) for purposes of incorporating Section 3.2 (Abatement of Rent) of the Prime Lease into this Sublease, the term “Abatement Event” shall be deemed to apply to any such event caused by Landlord, with respect to Landlord’s obligations under the Prime Lease or any such event caused by Sublessor with respect to Sublessor’s obligations under this Sublease;
     (xi) for the purpose of incorporating Section 8.5 (Landlord’s Property) of the Prime Lease, provided that this Sublease shall expire on or about the date that the Prime Lease shall expire, Sublessor shall not require removal of improvements, alterations, fixtures or equipment from the Sublet Premises unless Landlord shall require removal of same; and
     (xii) subject to Sublessee’s obligations to abide by and not to do anything that would constitute a default under the Prime Lease or omit to do anything which would result in a violation of the terms, covenants and conditions of the Prime Lease, in the event that any provisions or defined terms set forth in this Sublease conflict with any provision or defined term of the Prime Lease that is incorporated herein by reference, then the provisions of this Sublease shall control.
     (c) Sublessor agrees: (i) to take all commercially reasonable actions to maintain the existence of the Prime Lease; (ii) to defend any claim by Landlord that Sublessor is in default under the Prime Lease and pursue all commercially reasonable means of opposing any efforts by Landlord to terminate the Prime Lease by reason of such default. In the event that Sublessee’s right to occupy the Sublet Premises pursuant to this Sublease is terminated as a result of: (i) Sublessor entering into an agreement to modifiy or terminate the Prime Lease in violation of the provisions of this Sublease, (ii) Sublessor defaulting under the Prime Lease, or (iii) Sublessor defaulting under this Section 10(c), then in any such event Sublessor and Sublessee agree that it would be impractical and extremely difficult to estimate the damages which Sublessee may suffer as a result thereof. Therefore, Sublessor and Sublessee agree that a reasonable estimate of the total net detriment that Sublessee would suffer in the event that Sublessor breaches its obligations under this Section 10(c) is and shall be, as Sublessee’s sole and exclusive remedy (whether at law or in equity) for such breach, an amount equal to the following: $700,000 for termination before April 1, 2009; $500,000 for termination between April 1, 2009 and March 31, 2010; $400,000 for termination between April 1, 2010 and March 31, 2011; and $300,000 for termination between April 1, 2011 and February 27, 2013; provided however that Sublessor shall not be liable to Sublessee for liquidated damages if Sublessee is not in occupancy and conducting business in the entire Sublet Premises at the time of such termination. SAID AMOUNTS SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES FOR THE BREACH OF THE COVENANTS SET FORTH IN THIS SECTION 10(C) BY SUBLESSOR, ALL OTHER CLAIMS TO DAMAGES OR OTHER REMEDIES F0R SUCH BREACH BEING HEREIN EXPRESSLY WAIVED BY SUBLESSEE. THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SUBLESSEE PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677. SUBLESSEE HEREBY WAIVES CALIFORNIA CIVIL CODE SECTION 3389. NOTWITHSTANDING THE FOREGOING, THE WAIVERS SET FORTH IN THIS SECTION SHALL NOT PRECLUDE SUBLESSEE FROM PURSUING OTHER REMEDIES THAT MAY BE AVAILABLE TO SUBLESSEE AT LAW OR IN EQUITY WITH RESPECT TO ANY BREACHES BY SUBLESSOR OF ANY OTHER PROVISION OF THIS SUBLEASE.
     11. Enforcement of Landlord’s Obligations. In the event that Landlord fails to perform any obligation under the Prime Lease for the benefit of the Sublet Premises, Sublessor shall, on written notice from Sublessee, request that Landlord perform such obligation and Sublessor shall use all commercially reasonable efforts (which expression shall not include prosecution of any legal action) to obtain performance of such obligation by Landlord in favor of the Sublet Premises. Notwithstanding the foregoing, if Landlord shall be in default under the Prime Lease in performance of an obligation in favor of the Sublet Premises, Sublessor shall, on notice from Sublessee and at Sublessee’s expense (which expense shall be allocated among Sublessee and other subtenants of Sublessor providing similar notice to Sublessor), prosecute such action as Sublessor shall deem reasonably appropriate to obtain performance of such obligation by Landlord. Sublessee shall be entitled to participate with Sublessor in the enforcement of Sublessor’s rights against Landlord and Sublessee agrees to cooperate with the prosecution of any such action.
     12. Parking. Sublessee shall be permitted to use 98 of the parking spaces available to all occupants of the Building on a non-exclusive basis without additional charge. Such use shall be subject to the terms and provisions set forth in the Prime Lease.
     13. Signage. Sublessee shall be permitted to be listed together with other subtenant’s entitled thereto on (i) the monument sign located in front of the Building as depicted on the Sign Plan attached hereto as Exhibit F; (ii) the building standard signage in the Elevator Lobby and (iii) signage in the 4th Floor Lobby meeting Landlord’s requirements for any internal signage located in the premises of the Project (provided that such signage is not visible from outside the Sublet Premises, in which case such signage shall be subject to Sublessor’s prior approval). All costs associated with such listing shall be payable by Sublessee.

     14. Security Deposit, Letter of Credit. Sublessee shall on or before the date that Sublessee commences access to the Sublet Premises pursuant to Section 2(c) of this Sublease deposit with Sublessor a security deposit in the form of a Letter of Credit in substantially the form attached hereto as Exhibit C and conforming to the requirements of the Prime Lease, except that: the “Initial L-C Amount” and the “L-C Amount” shall be deemed to be as follows: (i) $150,000 from the date which is three (3) business days after Sublessor’s delivery of Landlord’s consent pursuant to Section 18 hereof; which shall be increased to $400,000 on January 15, 2008; and (ii) provided that Sublessee is not then in default of any of the material terms, provisions or conditions of this Sublease beyond any applicable cure period, the L-C Amount shall be reduced to $300,000 on October 1, 2010 ; and (iii) provided that Sublessee is not then in default of any of the material terms, provisions or conditions of this Sublease beyond any applicable cure period, the L-C Amount shall be reduced to $200,000 on February 28, 2012; Sections 21.2.2, 21.2.3, 21.2.4 of the Prime Lease shall not be incorporated in this Sublease and references to such Sections of the Prime Lease shall not apply to this Sublease; Exhibit H of the Prime Lease shall be amended so that the addressee is: “Avnet, Inc., 2211 South 47th Street, Phoenix, AZ 85034, Attn. Legal Department. The Letter of Credit shall secure Sublessee’s full and faithful performance and observance of the terms, covenants and conditions of this Sublease, including without limitation Sublessee’s obligation to restore the Sublet Premises to its condition prior to any alteration by Sublessee. The initial L-C delivered by Sublessee may provide for the automatic increase and decrease of the L-C Amount as provided above, or, following each date on which the L-C Amount shall increase or decrease, Sublessee may provide Sublessor an L-C that replaces the L-C previously provided Subelssor; and on Sublessor’s acceptance of such replacement L-C, Sublessor shall deliver back to Sublessee the L-C previously provided.
     15. Notices. In the event that Sublessee shall receive any notice or other communication with respect to the Sublet Premises or the use and occupancy thereof, Sublessee shall promptly furnish same to Sublessor. Any notice or other communication which either party shall desire or be required to give to the other shall be deemed sufficiently given if in writing and sent by registered or certified mail or recognized overnight carrier addressed to the other party, as follows: to Sublessor at: Avnet, Inc., 2211 South 47th Street, Phoenix, AZ 85034, Attn: Corporate Real Estate Department; with a copy sent concurrently to: Avnet, Inc., 2211 South 47th Street, Phoenix, AZ 85034, Attn: Legal Department; and to Sublessee at: the Sublet Premises, Attn. Senior Vice President & CFO with a copy to Sublessee at the Sublet Premises, Attn. General Counsel.
     16. Real Estate Broker. Sublessee and Sublessor each represents that except for Colliers International and Burnham Real Estate, it has dealt with no real estate broker, agent, finder or other person acting as such in connection with this transaction. Each party shall indemnify and hold the other harmless from and against any and all claims, judgments, suits, costs, reasonable attorney’s fees and other expenses which the other may incur by reason of claims of any person, firm or corporation for a brokerage commission, finder’s fee or other compensation based upon any alleged negotiations or dealings by the indemnifying party contrary to the foregoing representation. Each party’s obligations under this section shall survive the expiration or sooner termination of this Sublease.
     17. Representations of the Parties.
     (a) Sublessee represents to Sublessor that except as expressly set forth in this Sublease, neither Sublessor nor its agents or representatives have made any representations or promises with respect to the physical condition of the Sublet Premises or the lands and buildings of which the Sublet Premises are a part or the expenses of operation, availability of utilities and services, zoning ordinances or other legal requirements or any other matter or thing related thereto.
     (b) Sublessor represents to Sublessee that: (i) Exhibit B constitutes a true, correct and complete copy of the Prime Lease, and comprises the entire understanding and agreement of Landlord and Sublessor with respect to the Sublet Premises, (ii) the Prime Lease is in full force and effect in accordance with its terms, and (iii) neither Landlord nor Sublessor is in default under the Prime Lease (iv) to Sublessor’s knowledge, no condition exists that with notice and/or the passage of time would constitute a default under the Prime Lease; and (v) to Sublessor’s knowledge, the Building and the Sublet Premises are in compliance with all laws and regulations applicable to its present uses.
     18. Landlord Approval. This Sublease shall not be effective unless and until Sublessor shall have obtained the written consent of Landlord to: (i) this Sublease, (ii) Sublessee’s listing on the monument sign located in front of the Building as depicted on the Sign Plan attached hereto as Exhibit F; and (iii) Sublessee Work depicted on Exhibit A, as described in the Preliminary Budget attached as Exhibit G. Sublessor shall request Landlord’s consent promptly upon execution of this Sublease by the parties. In the event that such written consent is not obtained within forty five (45) days from the date hereof, either party may cancel this Sublease by notice to the other party delivered prior to receipt by Sublessor and Sublessee of such written consent of Landlord.
     19. Miscellaneous.
     a. Where the context so permits or requires, the terms of this Sublease shall survive the expiration or termination of this Sublease.
     b. The following exhibits are attached to and form a part of this Sublease:
Exhibit A — Sublet Premises
Exhibit B — Prime Lease
Exhibit C — Form of Letter of Credit
Exhibit D — Security Equipment and Guidelines
Exhibit E — First Floor Plan (Common Areas)
Exhibit F — Sign Plan
Exhibit G — Preliminary Budget for Sublessee Work
     c. This Sublease contains the entire agreement between the parties relative to the subject matter hereof, and all negotiations, understandings and agreements related to the subject matter hereof are merged in this Sublease. This Sublease may not be altered, changed or amended except by a written agreement between Sublessor and Sublessee.
     IN WITNESS WHEREOF, Sublessor and Sublessee have executed this Sublease as of the date and year first above written.

SUBLESSOR:		SUBLESSEE:
Avnet, Inc.		Santarus, Inc.

By:	/s/ Raymond Sadowski	By:	/s/ Debra P. Crawford
Name:	Raymond Sadowski	Name:	Debra P. Crawford
Title:	S.V.P. / CFO	Title:	Senior VP, CFO, Treasurer and Secretary